EXHIBIT 5

INTERNAL REVENUE SERVICE      DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
G.P.O. BOX 1680
BROOKLYN, NY 11202
                             Employer Identification Number:
Date:     AUG 01 1996                        13-2578598
                              File Folder Number:
                                   133007481
USLIFE CORPORATION            Person to Contact:
 C/O THOMAS D HOGAN, ESQ           DAVID SLOCOMB
125 MAIDEN LANE                    Contact Telephone Number:
N Y, NY   10038                         (207) 623-0725
                              Plan Name:
                                   USLIFE CORPORATION SAVINGS
                                   AND INVESTMENT PLAN
                              Plan Number: 004

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied.
Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section
1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section
410(b) of the Code.

                           -2-
USLIFE CORPORATION


     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L.
103-465.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                   Sincerely yours,


                                   /s/ HERBERT J. HUFF


                                   Herbert J. Huff
                                   District Director


Enclosures:
Publication 794